Exhibit 99.1

(coherent	PRESS RELEASE

Editorial Contact:	For Release:
Peter Schuman	IMMEDIATE
(408) 764-4174	December 15, 2004
No. 895

Coherent, Inc. Announces Decision to Discontinue Future Product Development and
Investments in Lithography

Coherent, Inc. (Santa Clara, CA) (Nasdaq:COHR), today announced its Lambda Physik subsidiary would discontinue future product development and investments in the semiconductor lithography market.   Lambda will continue to support its installed lithography base.  As a result of this decision, the Company expects to take an after-tax charge of between $3 and $6 million during the first quarter ending January 1, 2005.  These charges are primarily related to excessive and obsolete inventories.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “Based upon careful analysis of market conditions, Lambda management concluded its new 193nm LithoTex™ laser will not generate a satisfactory economic return and its deployment has been cancelled.  The anticipated savings resulting from these transactions, which will begin in calendar 2005, will be disclosed during the upcoming first fiscal quarter earnings conference call January 25, 2005.”

The statements in this press release that relate to future plans, events or performance, including statements such as the amount of the expected charge, and anticipated cost savings, are forward-looking statements.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets.  Please direct any questions to Peter Schuman, Director, Investor Relations at (408) 764-4174.  For more information about Coherent such as product and financial updates, visit the Company’s website at http://www.coherent.com/.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000